UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549


                                   ----------


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

                                   ----------


      Date of Report (Date of earliest event reported): September 2, 2008


                          PEOPLES BANCORPORATION, INC.




Incorporated under the    Commission File No. 000-20616      I.R.S. Employer
laws of South Carolina                                       Identification No.
                                                                  57-0951843




                              1818 East Main Street

                          Easley, South Carolina 29640

                            Telephone: (864) 859-2265

         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

         [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

         [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

         [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

         [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Employment Agreements. On February 23, 2005, Peoples Bancorporation, Inc. entered into Noncompetition, Severance and Employment Agreements with each of R. Riggie Ridgeway, William B. West and C. Kyle Thomas, (all of which are filed as exhibits to the Registrant's December 31, 2004 Annual Report on Form 10-K), and on April 8, 2005, the Company entered into a Noncompetition, Severance and Employment Agreement with
         L.  Andrew  Westbrook  (as to which a Form 8-K was  filed on April  13,
         2005). Mr. Ridgeway is President and Chief Executive Officer and a director of the Registrant; Mr. West is an Executive Vice President and a director of the Registrant; Mr. Thomas is President and Chief Executive Officer of Registrant's subsidiary, Seneca National Bank; and Mr. Westbrook is President and Chief Executive Officer of Registrant's subsidiary, The Peoples National Bank, and Executive Vice President of Retail Banking and a director of the Registrant. The term of each of the agreements was a rolling three-year period commencing on the date of each agreement, extending each day for an additional day, unless notice were given providing that the agreement would cease to extend automatically. Upon such notice, the term of the agreement would be three years from the date of the notice, unless the executive's employment were earlier terminated pursuant to the terms of the agreement.

         On August 1, 2008, the Board of Directors of Registrant notified each of Messrs. Ridgeway, West, Thomas, and Westbrook that each of their agreements would cease, as of that date, automatically to extend, and, accordingly, each agreement would terminate on August 2, 2011. Registrant also offered to replace each of the existing agreements with another agreement that provided for a one year term that could be extended for an additional year each year at the discretion of the Board, and provided somewhat different benefits from those provided by the original agreements. Messrs. Ridgeway and Thomas declined the offer of substitute agreements, and, accordingly, they remain subject to the existing agreements, which will terminate August 2, 2011, unless their employment is otherwise terminated earlier pursuant to the terms of the agreements.

         Messrs. West and Westbrook accepted the offer of substitute employment agreements, and on September 2, 2008, the Registrant entered into a substitute agreement with Mr. West, and The Peoples National Bank entered into a substitute agreement with Mr. Westbrook, and each of their Noncompetition, Severance and Employment Agreements dated as of February 23, 2005, and April 8, 2005, respectively, was terminated.

         The following summary of some of the material terms of the new Employment Agreements with Messrs. West and Westbrook is qualified in its entirety by reference to the agreements, which are included with this report as Exhibits 99.1 and 99.2.

         The Employment Agreements terminate December 31, 2009, but provide for the board of directors of the Registrant (with respect to Mr. West) or the Bank (with respect to Mr. Westbrook) to meet annually in May of each year (beginning in 2009) to determine whether to extend the agreement for an additional year. Mr. West's annual base salary of $193,800 and Mr. Westbrook's annual base salary of $248,000 under the Agreements are subject to potential annual increases at the discretion of the respective boards of directors of the Registrant and the Bank. Messrs. West and Westbrook are also eligible for performance based cash compensation and stock-based awards as determined by the boards of directors of the Registrant and the Bank, respectively. They will each be provided with an automobile, country club dues, disability benefits, and will be eligible to receive any other employee benefits generally provided by the Bank or the Company to their most highly ranking executives. Messrs. West and Westbrook are also eligible to receive a separate Salary Continuation Agreement. If Mr. West or Mr. Westbrook is terminated without cause, he will receive severance compensation for 24 months in an amount equal to 100% of his then current monthly base salary, together with a bonus equal to a pro rata portion of the previous year's bonus. The Employment Agreements also provide for change in control benefits, including cash compensation equal to three times the executive's annual base salary and a bonus equal to a pro rata portion of the previous year's bonus (which amounts are subject to reduction to cause the payments not to constitute "excess parachute payments" under Section 280G of the Internal Revenue Code).

         Reference is made to the complete copies of the Employment Agreements included as Exhibits 99.1 and 99.2 to this report for the other terms and conditions of the agreements, including all benefits payable after termination of employment, all benefits payable after a change in control, and non-competition provisions.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

     (d)  Exhibits

          99.1 Employment Agreement, dated as of September 2, 2008, between Peoples Bancorporation, Inc. and William B. West.

          99.2 Employment Agreement, dated as of September 2, 2008, between The Peoples National Bank and L. Andrew Westbrook, III.













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


                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                  PEOPLES BANCORPORATION, INC.
                                  (Registrant)



Date: September 4, 2008           By: /s/ Robert E. Dye, Jr.
                                  ----------------------------------------------
                                  Robert E. Dye, Jr.
                                  Senior Vice President (Principal Financial
                                   and Principal Accounting Officer)

                                 EXHIBIT INDEX


        99.1 Employment Agreement, dated as of September 2, 2008, between Peoples Bancorporation, Inc. and William B. West.

        99.2 Employment Agreement, dated as of September 2, 2008, between The Peoples National Bank and L. Andrew Westbrook, III.








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